The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated September 16, 2011.

Preliminary Pricing Supplement No. U501
 To the Underlying Supplement dated June 24, 2010,
Product Supplement No. U-I dated October 18, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 September 16, 2011

$ One Year 6.50% - 8.50% per annum Callable Yield Notes due September 28, 2012 Linked to the Performance of the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE® Index Fund

General

•	The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Interest will be paid quarterly in arrears at a rate expected to be between 6.50% and 8.50% per annum (to be determined on the Trade Date), subject to Automatic Early Redemption. Interest will be calculated on a 30/360 basis.
•	If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment per security equal to 100% of the principal amount of the securities, together with interest payable on that Interest Payment Date. The first Observation Date is December 27, 2011. Therefore, the earliest date on which the securities may be subject to Automatic Early Redemption is December 30, 2011. No interest will accrue or be payable following an Automatic Early Redemption.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing September 28, 2012.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about September 27, 2011 (the “Trade Date”) and are expected to settle on or about September 30, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:		Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:		Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Early Redemption Barrier and Knock-In Level:
	Underlying	Ticker	Initial Level*	Early Redemption Barrier	Knock-In Level
	iShares® MSCI Emerging Markets Index Fund (“EEM”)	EEM UP
	iShares® MSCI EAFE® Index Fund (“EFA”)	EFA UP
Interest Rate:		Expected to be between 6.50% and 8.50% per annum (to be determined on the Trade Date). Interest will be calculated on a 30/360 basis.
Interest Payment Dates:		Unless redeemed earlier, interest will be paid quarterly in arrears on December 30, 2011, March 30, 2012, June 29, 2012 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Automatic Early Redemption.
Redemption Amount:		At maturity, the Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Automatic Early Redemption, the Redemption Amount will be determined as follows:
	•	If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the Redemption Amount will be less than or equal to $800 per $1,000 principal amount of securities and you could lose your entire investment.
	•	If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Automatic Early Redemption:		If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment per security equal to 100% of the principal amount of the securities, together with interest payable on that Interest Payment Date.
Trigger Event:		A Trigger Event will occur if the closing level of each Underlying is greater than its respective Early Redemption Barrier on any Observation Date.
Early Redemption Barrier:		Expected to be 100% of the Initial Level (to be determined on the Trade Date).
Knock-In Event:		A Knock-In Event will occur if the Final Level of either Underlying is less than or equal to its Knock-In Level on the Valuation Date.
Knock-In Level:		The Knock-In Level for each Underlying will be approximately 80% of the Initial Level of such Underlying.
Lowest Performing Underlying:		The Underlying with the lowest Underlying Return.
Underlying Return:		For each Underlying, the Underlying Return will be calculated as follows:
Final Level—Initial Level Initial Level
Initial Level:*		For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:		For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Dates:†		December 27, 2011, March 27, 2012, June 26, 2012 and September 25, 2012 (the “Valuation Date”).
Maturity Date:†		September 28, 2012
Listing:		The securities will not be listed on any securities exchange.
CUSIP:		22546TFA4

* In the event that the closing level for either Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

† Each scheduled Observation Date, including the Valuation Date, for any Underlying is subject to postponement if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying and each Interest Payment Date and the Maturity Date are subject to postponement if such date is not a business day or if the preceding Observation Date is postponed, in each case as described herein and in the accompanying product supplement under "Description of the Securities--Market Disruption Events.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) We or one of our affiliates may pay discounts and commissions of up to $15.00 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay fees to some broker-dealers of up to $6.00 per $1,000 principal amount of securities and may pay referral fees of up to $5.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

September     , 2011

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated October 18, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. U-I dated October 18, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003007/dp19604_424b2-ui.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Hypothetical Redemption Amounts and Total Payments on the Securities

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the table, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns of the Lowest Performing Underlying. The table and examples assume that (i) the securities are not subject to Automatic Early Redemption prior to maturity, (ii) the Interest Rate applicable to the securities is 7.50% per annum (the midpoint of the expected range set forth on the cover page of this pricing supplement), (iii) the term of the securities is exactly one year and (iv) the Knock-In Level for each Underlying is 80% of the Initial Level of such Underlying. In addition, the examples below assume that the Initial Level is $40 for EEM and $50 for EFA. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on the Final Level of the Lowest Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Table: Hypothetical total payments on the securities at maturity.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount	Total Interest Payment	Total Payment
$1,000	100%	0%	$1,000	$75.00	$1,0 75.00
$1,000	90%	0%	$1,000	$75.00	$1,075.00
$1,000	80%	0%	$1,000	$75.00	$1,075.00
$1,000	70%	0%	$1,000	$75.00	$1,075.00
$1,000	60%	0%	$1,000	$75.00	$1,075.00
$1,000	50%	0%	$1,000	$75.00	$1,075.00
$1,000	40%	0%	$1,000	$75.00	$1,075.00
$1,000	30%	0%	$1,000	$75.00	$1,075.00
$1,000	20%	0%	$1,000	$75.00	$1,075.00
$1,000	10%	0%	$1,000	$75.00	$1,075.00
$1,000	0%	0%	$1,000	$75.00	$1,075.00
$1,000	−10%	−10%	$1,000	$75.00	$1,075.00
$1,000	−20%	−20%	$800	$75.00	$875.00
$1,000	−30%	−30%	$700	$75.00	$775.00
$1,000	−40%	−40%	$600	$75.00	$675.00
$1,000	−50%	−50%	$500	$75.00	$575.00
$1,000	−60%	−60%	$400	$75.00	$475.00
$1,000	−70%	−70%	$300	$75.00	$375.00
$1,000	−80%	−80%	$200	$75.00	$275.00
$1,000	−90%	−90%	$100	$75.00	$175.00
$1,000	−100%	−100%	$0	$75.00	$75.00
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The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Underlying	Initial Level	Final Level
EEM	$40	$44 (110% of Initial Level)
EFA	$50	$40 (80% of Initial Level)

Since the closing level of EFA on the Valuation Date is equal to its Knock-In Level, a Knock-In Event occurs. EFA is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of EFA – Initial Level of EFA

Initial Level of EFA

= ($40 – $50) / $50 = −0.20

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 – 0.20) = $800

Example 2:

Underlying	Initial Level	Final Level
EEM	$40	$20 (50% of Initial Level)
EFA	$50	$40 (80% of Initial Level)

Since the closing level of EFA on the Valuation Date is equal to its Knock-In Level and the closing level of EEM on the Valuation Date is less than its Knock-In Level, a Knock-In Event occurs. EEM is the Lowest Performing Underlying because it is the Underlying with the lowest Underlying Return.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of EEM – Initial Level of EEM

Initial Level of EEM

= ($20 – $40) / $40 = −0.50

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 - 0.50) = $500

Example 3:

Underlying	Initial Level	Final Level
EEM	$40	$44 (110% of Initial Level)
EFA	$50	$55 (110% of Initial Level)

Since the closing level of each Underlying on the Valuation Date is not less than or equal to its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

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Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If the Final Level of either Underlying is less than its Knock-In Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities, and you will lose your entire investment if the level of the Lowest Performing Underlying falls to zero. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON AUTOMATIC EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon Automatic Early Redemption. If the Final Level of each Underlying is greater than its respective Early Redemption Barrier, you will not receive the appreciation of either Underlying. Assuming the securities are held to maturity and the term of the securities is exactly one year, the maximum amount payable with respect to the securities is expected to be between $1,065 and $1,085 (to be determined on the Trade Date) for each $1,000 principal amount of securities.
•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, Automatic Early Redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads would adversely affect the value of the securities prior to maturity.
•	IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING — If a Knock-In Event occurs, your return will be based on the individual performance of the Lowest Performing Underlying. In such case, your return will be negative even if a Knock-In Event occurs with respect to only one Underlying and the Final Level of only one Underlying is at or below its Knock-In Level.
•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Automatic Early Redemption. The securities will be redeemed on any Interest Payment Date if the closing level of each Underlying is greater than its respective Early Redemption Barrier on the corresponding Observation Date. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on such Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the date of Automatic Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.
4

•	SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING — Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Underlyings, the individual performance of each Underlying is not combined to calculate your return and the depreciation of either Underlying is not mitigated by the appreciation of the other Underlying. Instead, the Redemption Amount payable at maturity depends on the lowest performing of the two Underlyings to which the securities are linked.
•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although shares of each Underlying are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to an Underlying’s investment strategy or otherwise, that Underlying’s investment advisor may add, delete or substitute the equity securities held by that Underlying. Any of these actions could affect the price of the shares of an Underlying and consequently the value of the securities. For additional information on the Underlyings, see “The Reference Funds—The iShares® Funds—The iShares® Emerging Markets Index Fund” in the accompanying underlying supplement and “The Reference Funds—The iShares® Funds—The iShares® MSCI EAFE® Index Fund” in the accompanying underlying supplement.
•	THE PERFORMANCE OF THE UNDERLYINGS MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDICES — The iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE® Index Fund will generally invest in all of the equity securities included in the index tracked by such Underlying (each a “Tracked Index”). There may, however, be instances where an Underlying’s investment advisor may choose to overweight another stock in its Tracked Index, purchase securities not included in its Tracked Index that the Underlying’s investment advisor believes are appropriate to substitute for a security included in its Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately its Tracked Index. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of its respective Tracked Index. Also, corporate actions with respect to equity securities (such as mergers and spin-offs) may impact the variance between each Underlying and its respective Tracked Index. Finally, because the shares of the Underlyings are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the each Underlying may differ from the net asset value per share of such Underlying. For these reasons, the performance of the Underlyings may not correlate with the performance of the Tracked Indices.
•	NON-U.S. SECURITIES MARKETS RISKS — The stocks comprising the Underlyings are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.
5

•	CURRENCY EXCHANGE RISK — The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Underlyings, which measure the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising each Underlying, the level of each Underlying and the value of the securities.
•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Underlyings. However, an adjustment will not be required in response to all events that could affect the shares of the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For reference funds” in the accompanying product supplement.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of shares of the equity securities that comprise the Underlyings.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.
•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
6

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings on any trading day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
o	the expected volatility of the Underlyings;
o	the time to maturity of the securities;
o	the Automatic Early Redemption feature, which is likely to limit the value of the securities;
o	interest and yield rates in the market generally;
o	investors’ expectations with respect to the rate of inflation;
o	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings;
o	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the stocks comprising the Underlyings and any other currency relevant to the value of the Underlyings; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

7

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 1, 2006 through September 13, 2011. The closing level of the iShares® MSCI Emerging Markets Index Fund on September 13, 2011 was $40.01. The closing level of the iShares® MSCI EAFE® Index Fund on September 13, 2011 was $49.09. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the Final Level of each Underlying will remain above its Knock-In Level. If the closing level of either Underlying on the Valuation Date is less than or equal to its Knock-In Level, then you will lose money on your investment.

For additional information on the iShares® MSCI Emerging Markets Index Fund, see “The Reference Funds—The iShares® Funds—The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement, and for additional information on the iShares® MSCI EAFE® Index Fund, see “The Reference Funds—The iShares® Funds—The iShares® MSCI EAFE® Index Fund” in the accompanying underlying supplement.

8

9

Market Disruption Events

If the calculation agent determines that on an Observation Date, including the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events—For a reference fund”) exists in respect of either Underlying, then such Observation Date for such Underlying will be postponed to the first succeeding underlying business day for such Underlying on which the calculation agent determines that no market disruption event exists in respect of such Underlying, unless the calculation agent determines that a market disruption event exists in respect of such Underlying on each of the five underlying business days for such Underlying immediately following such Observation Date. In that case, (a) the fifth succeeding underlying business day for such Underlying following the scheduled Observation Date will be deemed to be such Observation Date for such Underlying, notwithstanding the market disruption event in respect of such Underlying, and (b) the calculation agent will determine the closing level for such Underlying on that deemed Observation Date using its good faith estimate of the settlement prices of such Underlying that would have prevailed on the relevant exchange for such Underlying but for the occurrence of a market disruption event (subject to the provisions in the accompanying product supplement under “Description of the Securities—Changes to the calculation of a reference fund”).

If an Observation Date is postponed as a result of a market disruption event, then the corresponding Interest Payment Date will be postponed to the fifth business day following such Observation Date as postponed. If the Valuation Date is postponed as a result of a market disruption event, then the Maturity Date will be postponed to the fifth business day following the Valuation Date as postponed. If the existence of a market disruption event results in the postponement of an Observation Date, including the Valuation Date, no interest or other payment will be payable because of such postponement.

10

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.4650%, and the remaining balance constitutes the Option Premium (as defined in the accompanying product supplement). Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of up to $15.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay fees to some broker-dealers of up to $6.00 per $1,000 principal amount of securities and may pay referral fees of up to $5.50 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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